Exhibit 99.1

News Release

OvaScience Announces Pricing of Public Offering of Common Stock

WALTHAM, Mass., May 26, 2016 — OvaScienceSM (NASDAQ: OVAS), a global fertility company focused on the discovery, development and commercialization of new treatment options, announced today that it has priced its previously announced underwritten public offering of 7,150,000 shares of its common stock at a public offering price of $7.00 per share.  Net proceeds to OvaScience from this offering are expected to be approximately $46.8 million, after deducting underwriting discounts and commissions and estimated offering expenses. OvaScience intends to use the proceeds from this offering to fund the commercial expansion of the AUGMENTSM treatment in its key regions, Japan and Canada, the ongoing pre-commercial activities for the OvaPrimeSM treatment and the OvaTureSM treatment, and working capital and other general corporate purposes.

OvaScience has granted the underwriters a 30-day option to purchase up to an additional 1,072,500 shares of common stock offered in the public offering.  All of the shares in the offering will be sold by OvaScience.  The offering is expected to close on June 1, 2016, subject to customary closing conditions.  Leerink Partners LLC is acting as sole book runner for the offering. Oppenheimer & Co. Inc., H. C. Wainwright & Co., Roth Capital Partners, LLC and JonesTrading Institutional Services LLC are acting as co-managers for the offering.

The public offering is being made pursuant to a shelf registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (“SEC”).  A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov.  A final prospectus relating to the offering will be filed with the SEC.  Copies of the final prospectus and accompanying prospectus relating to the offering, when available, may be obtained from Leerink Partners LLC; Attention: Syndicate Department; One Federal Street; 37th Floor; Boston, MA, 02110, or by phone at 1-800-808-7525, ext. 6142, or by email at syndicate@leerink.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About OvaScience

OvaScience, Inc. (NASDAQ: OVAS) is a global fertility company dedicated to improving treatment options for women around the world. OvaScience is discovering, developing and commercializing new fertility treatments because it believes women deserve more options. Each OvaScience treatment is based on the Company’s proprietary technology platform that leverages the breakthrough discovery of egg precursor (EggPCSM) cells — immature egg cells found inside the protective ovarian lining. The AUGMENTSM treatment, a fertility option specifically designed to improve egg health, is available in certain IVF clinics in select international regions. OvaScience has commenced a non-commercial preceptorship training program with the OvaPrimeSM treatment, which could increase a woman’s egg reserve, and is developing the OvaTureSM treatment, a potential next-generation IVF treatment that could help a woman produce healthy, young, fertilizable eggs without hormone injections. OvaScience treatments are not available in the U.S.

Forward-Looking Statements

This press release includes forward-looking statements including statements about OvaScience’s proposed public offering of securities and the intended use of proceeds therefrom. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to:  the possibility that international IVF clinics that OvaScience works with may determine not to provide or continue providing or studying the AUGMENT treatment or OvaPrime treatment, or to delay providing such treatments, based on clinical efficacy, safety or commercial, logistic, regulatory, enrollment, inability to agree on commercial terms, or other reasons; the science underlying the company’s treatments (including the AUGMENT, OvaPrime and OvaTure treatments), which is unproven; the Company’s ability to obtain regulatory approval or licenses where necessary for its treatments; OvaScience’s ability to develop its treatments on the timelines it expects, if at all; the Company’s ability to commercialize its treatments, on the timelines it expects, if at all; as well as those risks more fully discussed in the “Risk Factors” section of its most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events. It anticipates that subsequent events and developments will cause its views to change. However, while it may elect to update these forward-looking statements in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing OvaScience’s view as of any date subsequent to the date hereof.

Contacts:

Media and Investor Contact:

OvaScience

Rebecca J. Peterson

(617) 420-8736

rpeterson@ovascience.com

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